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                                                                    EXHIBIT 10.3

                    SEPARATION AGREEMENT AND GENERAL RELEASE

         This Separation Agreement and General Release ("Agreement") is made and entered into this 30th day of September, 2003, by and between Steve Sipowicz ("Sipowicz") and Corillian Corporation (the "Company") (collectively referred to as the "Parties"), and is made and entered into with reference to the following facts.

                                    RECITALS

         WHEREAS, the Parties have mutually decided that Sipowicz's full-time employment relationship with the Company will terminate effective November 15, 2003 but that Sipowicz will remain employed with the Company on a temporary, part-time basis until May 14, 2003; and

         WHEREAS, the Parties each desire to resolve any disputes which exist or may exist arising out of Sipowicz's full-time employment with the Company and/or the termination thereof.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that Sipowicz's separation from the Company shall be on the following terms and conditions:

         1. Last Day Of Full-Time Employment. The parties agree that Sipowicz's last day of full-time employment with the Company will be November 14, 2003 (the "Transition Date"). Sipowicz will continue to perform the duties of Chief Financial Officer through the Transition Date consistent with his legal duties to the Company, its shareholders and Board of Directors. From the date of execution of this Agreement through the Transition Date, Sipowicz's employment may only be terminated for "Cause" as defined in the Company's Change of Control Severance Agreement. Any accrued paid time off due to Sipowicz will be paid to Sipowicz upon the Transition Date. In addition, the Company will return to Sipowicz any amounts on deposit in Sipowicz's Employee Stock Purchase Plan account.

         2. Consideration. On the eighth day after the revocation period set forth in paragraph 4(c) has passed without revocation of this Agreement by Sipowicz, the parties agree to be bound as follows:

         (a) Sipowicz will serve as a temporary, part-time employee of the Company in consideration of a monthly salary of $2,000 per month, less state and federal tax withholdings, for a period of six months following the Transition Date and ending on May 14, 2004 (the "Transition Period"), commencing on the first pay period following the commencement of the Transition Period. In the capacity of financial advisor, Sipowicz shall act as a part-time employee and will advise the Company's chief executive officer on financial and audit issues confronting the Company and issues related to the recruitment and hiring of the Company's chief financial officer. During the Transition Period, Sipowicz will not be expected to provide, on average, more than four hours of service per month. Further, as a temporary, part-time employee during the Transition Period, Sipowicz shall not accrue any vacation pay and shall not be eligible to participate in any employee benefit, group insurance or compensation plan, or other program maintained by Corillian. However, the Company shall indemnify and defend Sipowicz in all acts undertaken in the course and scope of the Transition Period. Sipowicz's temporary, part-time employment may only be terminated during the Transition Period for "Cause" as defined in the Company's Change of Control Severance Agreement.

         (b) Sipowicz will continue to vest in any stock options previously granted to Sipowicz until the expiration of the Transition Period, and the vested portion of all such stock options would terminate 90

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days after the end of the Transition Period. Any unvested stock options as of the end of the Transition Period would terminate.

         (c) If, prior to November 14, 2003, there is an announcement of a Change of Control (as defined in Sipowicz's Change of Control Severance Agreement), issuance of a Letter of Intent that later results in a Change of Control, tender offer that later results in a Change of Control, or a Change of
Control: (1) Sipowicz will be entitled to receive a lump sum payment equal to the difference between the severance amount set forth in Section 5(a) and the Severance Payment that would be due to Sipowicz under the Change of Control Severance Agreement if Sipowicz's employment was terminated under Section 3(a) of the Change of Control Severance Agreement, (2) Sipowicz's stock options will be subject to accelerated vesting as if Sipowicz's employment was terminated in connection with a Change of Control, and (3) the Transition Period will automatically terminate, and the Company will be relieved of any obligation to pay any consulting fees under Section 2(a) or continue any benefits under
Section 5(b). Sipowicz acknowledges that he will not be entitled to any additional payments or benefits as a result of any Change of Control announced or consummated after November 14, 2003, and that any provisions in any agreements providing for any such payments or benefits will be of no force or effect after November 14, 2003. Sipowicz further agrees that the release set forth in Section 3 covers any claim that Sipowicz's employment was terminated in connection with a Change of Control, except as set forth in this Section.

         (d) During the Transition Period, Sipowicz will have access to an email account at Corillian and be able to use his laptop, Blackberry device and cell phone. After the Transition Period, Sipowicz will be entitled to retain his laptop, Blackberry device and cell phone so long as (i) he submits all such hardware to Corillian at the end of the Transition Period for erasing of any Corillian property, and (ii) Corillian cancels any subscription agreements or licenses with respect to the devices and Sipowicz assumes responsibility for establishing the service relationships for the devices.

         (e) Sipowicz acknowledges and agrees that the payments and other benefits provided for herein are considerations in addition to Sipowicz's wages to which Sipowicz would not otherwise be entitled. Sipowicz further acknowledges and agrees that the payments and other consideration described herein are not required by the Company's policies or procedures or by any contractual obligation of the Company, and are offered by the Company and accepted by Sipowicz solely as valid and sufficient consideration for this Agreement.

         3. General Release of Claims. Sipowicz hereby expressly waives, releases, acquits and forever discharges the Company and its divisions, subsidiaries, affiliates, parents, related entities, partners, officers, directors, shareholders, investors, executives, managers, employees, agents, attorneys, representatives, successors and assigns (hereinafter collectively referred to as "Releasees"), from any and all claims, demands, and causes of action which Sipowicz has or claims to have, whether known or unknown, of whatever nature, which exist or may exist on Sipowicz's behalf from the beginning of time up to and including the date of this Agreement. As used in this paragraph, "claims," "demands," and "causes of action" include, but are not limited to, claims based on contract, whether express or implied, fraud, defamation, wrongful termination, estoppel, equity, tort, retaliation, intellectual property, personal injury, emotional distress, public policy, wage and hour law, statute or common law, claims related to stock options and/or fringe benefits, claims for attorneys' fees, vacation pay, debts, accounts, compensatory damages, punitive or exemplary damages, liquidated damages, and any and all claims arising under any federal, state, or local statute, law, or ordinance prohibiting any kind of discrimination, including but not limited to, the Oregon Revised Statutes, the Oregon Administrative Code, the federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, the Family and Medical Leave Act or the Employee Retirement Income Security Act. Notwithstanding the foregoing, the parties agree that this release shall not apply to, and nothing contained in this Agreement shall relieve Sipowicz or the Company of, their respective contractual rights or obligations under Sipowicz's existing stock option agreements, except that any provisions regarding vesting or acceleration of vesting are hereby modified to reflect Sections 2(b) of this Agreement; provided further, that the parties agree that this release shall not apply to claims for indemnification or defense arising out of acts relating to or which occurred in the course and scope of Sipowicz's employment.

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         4.       NOTICE TO EMPLOYEE. Sipowicz agrees that he waives and
releases any rights that he may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and he acknowledges that this waiver and release is knowing and voluntary. Sipowicz and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement. Sipowicz acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Sipowicz was already entitled. Sipowicz further acknowledges that he has been advised by this writing that (a) he may consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has at least seven (7) days following the execution of this Agreement by the parties to revoke this Agreement; (d) this Agreement shall not be effective until the revocation period has expired. To revoke this Agreement, Sipowicz must deliver written confirmation of revocation to the Company within the seven (7) day revocation period.

         5. General Release of Claims Upon Separation; Consideration Therefor. If, on or upon Sipowicz's Transition Date, Sipowicz executes a General Release of Claims in a form materially similar to the general release of claims provided for in this Agreement, Sipowicz will be entitled to receive the following payments and other consideration:

         (a) Subject to the terms of this Agreement, Sipowicz will be paid $100,000, less state and federal tax withholdings, as severance, which will be payable over a six-month period commencing on the first payroll period following the Transition Date in accordance with the Company's normal payroll schedule; and

         (b) Subject to the terms of this Agreement, the Company will continue, at its cost, medical/dental/vision insurance for Sipowicz as allowed under and subject to the conditions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for six months from the Transition Date, after which time Sipowicz may elect to continue, at his cost, medical insurance for the duration of any time allowed by COBRA.

         6. Company Property/Proprietary Information. Sipowicz agrees to continue to abide by the terms of the Company's Proprietary Information Intellectual Property and Non-Competition Agreement the terms of which are incorporated herein by reference.

         7. Non-Admission of Liability. The parties agree that this Agreement is not and should not be construed as an admission or statement by either party that it or any other party has acted wrongfully or unlawfully, and both parties hereto expressly deny any wrongful or unlawful action.

         8. Ownership of Claims. Sipowicz represents and warrants that he is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein. Sipowicz further represents and warrants that there has been no assignment or other transfer of any interest in any such matters, claims or demands which he may have against the Releasees.

         9. Governing Law and Dispute Resolution. This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of the State of Oregon. Any and all actions relating to this Agreement shall be filed and maintained in the federal and/or state courts located in the State of Oregon, and the parties consent to the jurisdiction of such courts. In any action arising out of this Agreement, or involving claims barred by this Agreement, the prevailing party shall be entitled to recover all costs of suit, including reasonable attorneys' fees. Any controversy, claim or dispute of any type arising out of or relating to Employee's employment or the provisions of this Agreement shall be resolved in accordance with this Section 9 regarding resolution of disputes, which will be the sole and exclusive procedure for the resolution of any disputes. This Agreement shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated by this reference. Nothing in this provision is intended to restrict Employee from submitting any matter to an administrative agency with jurisdiction over such matter.

                  (a) Employer and Employee will make a good faith attempt to resolve any and all claims and disputes by submitting them to mediation in Portland, Oregon before resorting to arbitration or

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any other dispute resolution procedure. The mediation of any claim or dispute must be conducted in accordance with the then-current JAMS procedures for the resolution of employment disputes by mediation, by a mediator who has had both training and experience as a mediator of general employment and commercial matters. If the parties to this Agreement cannot agree on a mediator, then the mediator will be selected by JAMS in accordance with JAMS' strike list method. Within thirty (30) days after the selection of the mediator, Employer and Employee and their respective attorneys will meet with the mediator for one mediation session of at least four hours. If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either Employer or Employee may give the mediator and the other party to the claim or dispute written notice declaring the end of the mediation process. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding. The mediator's fees will be paid in equal portions by Employer and Employee, unless Employer agrees to pay all such fees.

                  (b) If any claim or dispute has not been resolved in accordance with Section 9(a), then the claim or dispute will be determined by arbitration in accordance with the then-current JAMS employment arbitration rules and procedures, except as modified herein. The arbitration will be conducted by a sole neutral arbitrator who has had both training and experience as an arbitrator of general employment and commercial matters and who is and for at least ten (10) years has been, a partner, a shareholder, or a member in a law firm. If Employer and Employee cannot agree on an arbitrator, then the arbitrator will be selected by JAMS in accordance with Rule 12 of the JAMS employment arbitration rules and procedures. No person who has served as a mediator under the mediation provision, however, may be selected as the arbitrator for the same claim or dispute. Reasonable discovery will be permitted and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which any dispute is subject to the dispute resolution provisions in Section 9 and the arbitrator may award any relief permitted by law. The arbitrator must base the arbitration award on the provisions of Section 9 and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under Section 9(b). The arbitrator's fees will be paid in equal portions by Employer and Employee, unless Employer agrees to pay all such fees.

         10. Successors and Assigns. The Parties expressly understand and agree that this Agreement, and all of its terms, shall be binding upon their representatives, heirs, executors, administrators, successors and assigns.

         11. Integration. Except as otherwise specifically provided for, this Agreement constitutes an integrated, written contract, expressing the entire agreement between the Parties with respect to the subject matter hereof. In this regard, Sipowicz represents and warrants that he is not relying on any promises or representations that do not appear written herein. Sipowicz further understands and agrees that this Agreement can be amended or modified only by a written agreement, signed by all of the Parties hereto.

         12. Counterparts. This Agreement may be executed in separate counterparts and by facsimile, and each such counterpart shall be deemed an original with the same effect as if all Parties had signed the same document.

         13. Headings. The headings in each paragraph herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

         14. Severability. If any provision in this Agreement is held to be invalid, the remainder of this Agreement shall not be affected by such a determination.

         15. Voluntary Agreement. SIPOWICZ UNDERSTANDS AND AGREES THAT HE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT, AND REPRESENTS THAT HE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND

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VOLUNTARILY, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS
TERMS.

CAUTION: READ CAREFULLY--THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates provided below.

STEVE SIPOWICZ                              CORILLIAN CORPORATION

___________________________________         By:_________________________________

Dated: ___________, 2003                    Dated: ___________, 2003